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CUSIP No. 40423810                     13G                    Page  1 of 4 Pages



                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                     -------

                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
                          TO RULES 13d-1(b)(c), AND (d)

                              HMI Industries, Inc.
                                (Name of Issuer)

                     Common Stock, par value $1.00 per share
                         (Title of Class of Securities)

                                    40423810
                                 (CUSIP Number)

                                 January 4, 2002
             (Date of Event Which Requires Filing of this Statement)

         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

                  [ ] Rule 13d-1(b)

                  [X] Rule 13d-1(c)

                  [ ] Rule 13d-1(d)



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         (1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.


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CUSIP No. 40423810                     13G                    Page  2 of 4 Pages


1. NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Robert J. Williams

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

     (a)   N/A

     (b)   N/A

3.        SEC USE ONLY

4.        CITIZENSHIP OR PLACE OF ORGANIZATION

          Mr. Williams is a U.S. citizen.

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5.       SOLE VOTING POWER:         466,937

6.       SHARED VOTING POWER:       0

7.       SOLE DISPOSITIVE POWER:    466,937

8.       SHARED DISPOSITIVE POWER:  0

9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

         466,937

10.      CHECK BOX IF AGGREGATE AMOUNT IN BOX (9) EXCLUDES CERTAIN SHARES

         N/A

11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 (2)

         7.0 %

12.      TYPE OF REPORTING PERSON

         IN

(2) Based on shares of the Stock outstanding as of September 30, 2001, as reported in the Company's Form 10-K for the period ended September 30, 2001 (6,708,000).



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CUSIP No. 40423810                     13G                    Page  3 of 4 Pages


ITEM 1(A)     NAME OF ISSUER:

              HMI Industries, Inc.

ITEM 1(B)     ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

              6000 Lombardo Center, Suite 500, Seven Hills, OH  44131

ITEM 2(A)     NAME OF PERSON FILING:

              Robert J. Williams

ITEM 2(B)     ADDRESS OF PRINCIPAL BUSINESS OFFICE:

              50 Midtown Park East, Mobile, Alabama  36606

ITEM 2(C)     CITIZENSHIP:

              U.S. citizen.

ITEM 2(D)     TITLE OF CLASS OF SECURITIES:

              Common Stock, par value $1.00 per share  (the "Stock")

ITEM 2(E).    CUSIP NUMBER:

              40423810

ITEM 3.

         This statement is filed pursuant to Rule 13d-1(c). The filing person is not an entity of the type listed in Items 3(a) through 3(j) of Form 13G.

ITEM 4.       OWNERSHIP:

         (a)      For amount beneficially owned, please see Item 9 of cover page

         (b)      For percentage of class, please see Item 11 of cover page

         (c) For information on voting and dispositive powers, please see Items 5-8 of Cover page

ITEM 5.           N/A

ITEM 6.           N/A.

ITEM 7.           N/A.



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CUSIP No. 40423810                     13G                    Page  4 of 4 Pages


ITEM 8.           N/A.

ITEM 9.           N/A.

ITEM 10.          CERTIFICATION:

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: January 7, 2002



                                        /s/ Robert J. Williams
                                        ----------------------------------------
                                        Robert J. Williams